Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS AND AMH HOLDINGS REPORT FIRST QUARTER RESULTS
CUYAHOGA FALLS, Ohio, May 15, 2009 — Associated Materials (the “Company”) today announced results for its first quarter ended April 4, 2009. Financial highlights are as follows:
•	Net sales for the quarter ended April 4, 2009 were $172.3 million, a 14.2% decrease from net sales of $200.9 million for the same period in 2008.
•	Net loss for the first quarter of 2009 was $14.5 million compared to a net loss of $7.8 million for the same period in 2008.
•	Adjusted EBITDA was a loss of $12.6 million for the first quarter of 2009 compared to adjusted EBITDA of $0.2 million for the same period in 2008.
Tom Chieffe, President and Chief Executive Officer, commented, “Ongoing weakness in the remodeling and new construction markets continued to impact our sales and EBITDA for the first quarter. While the extent and duration of current market conditions is uncertain, we intend to operate our business with lower volume expectations over the near term. We continue to focus on reducing costs, while improving operational effectiveness. Furthermore, we have improved our cash flows as compared to the prior year as a result of working capital initiatives implemented.”
Earnings Conference Call
Management will host its first quarter earnings conference call on Friday, May 15th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (800) 640-9765 and the conference call identification number is 24419256. A replay of the call will be available through May 22nd by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended April 4, 2009
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	April 4,	April 4,	April 4,	April 4,
	2009	2009	2009	2009

Net sales	$172,332	$—	$—	$172,332

Gross profit	30,253	—	—	30,253

Selling, general and administrative expense	48,498	—	—	48,498

Loss from operations	(18,245)	—	—	(18,245)

Interest expense, net	5,338	12,348	—	17,686
Foreign currency loss	52	—	—	52

Loss before income taxes	(23,635)	(12,348)	—	(35,983)
Income taxes (benefit)	(9,170)	8,175	—	(995)

Loss before equity loss from subsidiaries	(14,465)	(20,523)	—	(34,988)
Equity loss from subsidiaries	—	(14,465)	14,465	—

Net loss	$(14,465)	$(34,988)	$14,465	$(34,988)

Other Data:
EBITDA (a)	$(12,856)
Adjusted EBITDA (a)	(12,621)

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended March 29, 2008
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 29,	March 29,	March 29,	March 29,
	2008	2008	2008	2008

Net sales	$200,878	$—	$—	$200,878

Gross profit	44,613	—	—	44,613

Selling, general and administrative expense	50,128	—	—	50,128

Manufacturing restructuring costs	845	—	—	845

Loss from operations	(6,360)	—	—	(6,360)

Interest expense, net	5,867	11,107	—	16,974
Foreign currency loss	78	—	—	78

Loss before income taxes	(12,305)	(11,107)	—	(23,412)
Income tax benefit	(4,552)	(4,086)	—	(8,638)

Loss before equity loss from subsidiaries	(7,753)	(7,021)	—	(14,774)
Equity loss from subsidiaries	—	(7,753)	7,753	—

Net loss	$(7,753)	$(14,774)	$7,753	$(14,774)

Other Data:
EBITDA (a)	$(785)
Adjusted EBITDA (a)	185

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s ABL Facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity.
The reconciliation of the Company’s net loss to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarters Ended
	April 4,	March 29,
	2009	2008
Net loss	$(14,465)	$(7,753)
Interest expense, net	5,338	5,867
Income tax benefit	(9,170)	(4,552)
Depreciation and amortization	5,441	5,653

EBITDA	(12,856)	(785)
Amortization of management fee (b)	125	125
Manufacturing restructuring costs (c)	—	845
Bank audit fees (d)	110	—

Adjusted EBITDA (e)	$(12,621)	$185

(b)	Represents amortization of a prepaid management fee paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction.

(c)	During the quarter ended March 29, 2008, the Company committed to, and subsequently completed, relocating a portion of its vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. In addition, during 2008, the Company transitioned the majority of distribution of its U.S. vinyl siding products to a center located in Ashtabula, Ohio and committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility. For the quarter ended March 29, 2008, the amount represents asset impairment costs and costs incurred to relocate manufacturing equipment.

(d)	Represents bank audit fees incurred under the Company’s ABL Facility.

(e)	Prior year adjusted EBITDA amounts have been reclassified to conform to the current year’s presentation, which, in conformity with the computation of adjusted EBITDA under the Company’s current credit facility, excludes any adjustment for foreign currency (gain) loss.

Results of Operations
Net sales decreased 14.2%, or $28.5 million, during the first quarter of 2009 compared to the same period in 2008 primarily due to decreased unit volumes, principally in vinyl siding, vinyl windows and metal products. During the first quarter of 2009 compared to the same period in 2008, vinyl siding unit volumes decreased by 21%, while vinyl window unit volumes decreased by 10%. Gross profit in the first quarter of 2009 was $30.3 million, or 17.6% of net sales, compared to gross profit of $44.6 million, or 22.2% of net sales, for the same period in 2008. The decrease in gross profit as a percentage of net sales was primarily a result of the impact of reduced leverage of manufacturing costs due to lower sales volumes. Selling, general and administrative expense decreased to $48.5 million, or 28.1% of net sales, for the first quarter of 2009 versus $50.1 million, or 25.0% of net sales, for the same period in 2008. The decrease in selling, general and administrative expense was primarily due to the translation impact on Canadian expenses as a result of the weakening Canadian dollar at the end of 2008 and decreased profit sharing and commission accruals as a result of reduced headcount and decreased sales, partially offset by increased bad debt expense recorded during the first quarter of 2009 as a result of current economic conditions.
During the first quarter of 2008, the Company incurred expense of $0.8 million of asset impairment costs and manufacturing equipment relocation costs related to relocating a portion of its vinyl siding production and distribution. The Company expects to discontinue using the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. At that time, the Company expects to record the related lease costs associated with the discontinued use of the warehouse facility as a final restructuring charge.
The consolidating financial information included herein for the quarters ended April 4, 2009 and March 29, 2008 includes the Company and its indirect parent company, AMH Holdings, LLC (“AMH”), which conducts all of its operating activities through the Company. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, and AMH’s equity income from its subsidiaries, AMH reported a consolidated net loss of $35.0 million for the quarter ended April 4, 2009 compared to a net loss of $14.8 million for the same period in 2008.
In connection with the December 2004 recapitalization transaction, AMH’s parent company AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $87.5 million by April 4, 2009, are not guaranteed by either the Company or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II debt, including that of its consolidated subsidiaries, was $751.0 million as of April 4, 2009.

Company Description
Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. The Company produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. Associated Materials is a privately held, wholly-owned subsidiary of Associated Materials Holdings, which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. (“Investcorp”) and Harvest Partners, Inc. (“Harvest Partners”). For more information, please visit the Company’s website at http://www.associatedmaterials.com.
Investcorp is a leading provider and manager of alternative investment products. It has offices in New York, London and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP). Investcorp has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital. Founded in 1982, Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography. It currently has over $13 billion in invested assets under management. Further information is available at www.investcorp.com.
Harvest Partners is a leading private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners’ investment focus is acquiring profitable manufacturing, distribution, consumer, retail and business services companies. This strategy leverages Harvest Partners’ substantial experience in financing organic and acquisition-oriented growth opportunities. Harvest Partners currently has approximately $1.7 billion of committed capital under management. For more information on Harvest Partners, please visit its website at http://www.harvpart.com.

Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company and AMH that are based on the beliefs of the Company’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of the Company’s and AMH’s management. The following factors, and others which are discussed in the Company’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building and remodeling industries, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence and spending, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in its ABL Facility and indentures governing its 9 3/4% and 11 1/4% notes, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, unanticipated warranty or product liability claims, increases in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. For further information, refer to the Company’s most recent Annual Report on Form 10-K (particularly the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections) and to any subsequent Quarterly Reports on Form 10-Q, all of which are on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Cyndi Sobe
Chief Financial Officer
(330) 922-7743

Net Sales by Principal Product Offering (Unaudited) (in thousands)

	Quarters Ended
	April 4,	March 29,
	2009	2008
Vinyl windows	$61,057	$69,688
Vinyl siding products	35,588	44,134
Metal products	28,983	39,344
Third party manufactured products.	32,716	32,933
Other products and services	13,988	14,779

	$172,332	$200,878

Selected Balance Sheet Data (in thousands)

	April 4, 2009
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$6,375	$—	$6,375
Accounts receivable, net	107,758	—	107,758
Inventories	132,452	—	132,452
Accounts payable	72,765	—	72,765
Accrued liabilities	48,069	4,181	52,250
Total debt	217,500	446,000	663,500

	January 3, 2009
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$6,709	$—	$6,709
Accounts receivable, net	116,878	—	116,878
Inventories	141,170	—	141,170
Accounts payable	54,520	—	54,520
Accrued liabilities	54,449	—	54,449
Total debt	221,000	438,095	659,095
Selected Cash Flow Data (in thousands)

	Quarters Ended
	April 4,	March 29,
	2009	2008
Net cash provided by (used in) operating activities	$8,955	$(37,860)
Capital expenditures	1,348	4,248
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	4,269	4,118
Net repayments under the Company’s ABL Facility	3,500	—
Net borrowings under the Company’s revolving loan	—	29,368
Cash paid for interest	668	1,219
Cash paid for income taxes	3,795	9,290